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                                                                    EXHIBIT 99.1

(BW)(CA-INTERACTIVE-NETWORK)(INNN) New Interactive TV Entertainment Venture Formed; Joint Venture Will Commercialize Pioneering ITV Patents, Expertise

  Business Editors and High-Tech Writers

  LONDON and SAN FRANCISCO--(BUSINESS WIRE)--December 7, 1999--Interactive Network, Inc. (INNN: NASDAQ bb) and Two Way TV Ltd. today announced the formation of an equally-owned, Silicon Valley-based interactive television company operating in the United States and Canada. The joint venture will deliver real-time, competitive interactive games and sports channels on digital TV and the Internet.

  The new entity, through licenses from each party, will exploit INNN's significant patent portfolio and Two Way TV's leading edge content, production systems, operating platform and patents for digital interactive services.

  INNN's Chairman and CEO Bruce Bauer said, "By partnering with Two Way TV, we will create a powerful vehicle through which to maximize exploitation of INNN's pioneering interactive television patents."

  The joint venture licenses will initially be non-exclusive and will become exclusive upon INNN shareholder approval. Bauer said INNN's board of directors had approved formation of the venture and authorized convening of a shareholders' meeting. The board will recommend, among other things, that shareholders approve the licenses becoming exclusive.

  INNN also will exclusively license its suite of foreign patents to Two Way TV outside of the U.S. and Canada on a royalty basis.

  In announcing the agreements, Simon Cornwell, Two Way TV managing director, said: "Through the venture, we will be able to form partnerships to produce live interactive TV entertainment for distribution on digital satellite, cable and broadband Internet platforms. With key patent protection, the venture will be in a unique and powerful position in the rapidly developing interactive TV market."

  INNN's Bauer added that "Two Way TV is the preferred software and production system delivering real-time live interactive TV programming that incorporates the knowhow embodied in our patents. We fully expect that Two Way TV's experience of launching interactive television in the UK will speed commercialization in North America."

  Two Way TV's Cornwell noted that "This is a highly attractive deal that will create considerable value for both parties. The venture will make use of a whole range of unique and protected capabilities, and as it moves forward we will produce amazing real-time entertainment on all digital platforms."

  Final execution of the agreements is conditional on U.S. Bankruptcy Court approval of the termination of an existing license
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between the companies. The companies expect court approval in January.

Editors Notes

  About Two Way TV Ltd. (www.twowaytv.com) Two Way TV, based in London, is launching its live service in January to the first 50,000 customers on the Cable & Wireless Communications' rollout of the first national broadband digital cable TV service in northwest England. The service will run on the Liberate Technologies TV Navigator (TM) platform. Two Way TV recently formed an alliance with Liberate Technologies Inc. (NASDAQ: LBRT) under which they will work together to embed the Two Way TV real-time game-playing technologies into the Liberate TV Navigator (TM) client software platform. Two Way TV's production systems are also compatible with the OpenTV (NASDAQ: OPTV) platform and Microsoft TV from Microsoft (NASDAQ: MSFT). Two Way TV's major shareholders include Cable & Wireless Communications, which owns 50.1% of the company, Vencom and Ladbroke plc.

About Interactive Network Inc.

  INNN was incorporated in 1986 and has been publicly traded company since 1991. Its major corporate shareholders are AT&T (NYSE: T, through TCI), Motorola Inc.
(MOT), General Electric Inc. (NYSE: GE, through NBC), Sprint (FON), Gannett
(GCI) and A.C. Nielsen. Two Way TV was first licensed INNN's patents and technology in 1991.

Blue Sky

  This release contains forward-looking statements that are subject to risks and uncertainties. Although Interactive Network Inc. and Two Way TV believe that the expectations reflected in its forward-looking statements are reasonable, actual results could differ materially from those expectations. Important cautionary statements and risk factors that would affect actual results are discussed in materials filed by INNN with the Securities and Exchange Commission.

  --30--

  CONTACT: Interactive Network Inc.
      Bruce Bauer, 650/508-8793
      Chairman and CEO
         or
      Dick Grove, 816/753-6222
      Ink, Inc.
         or
      Two Way TV Ltd.
      U.K.
      Marjorie Curtis, +44 208.742-2422
         or
      Frank Demaria, +44 207.404-5959
      Brunswick
         or
      U.S.
      Andrew Honnor/Mayer Resnick, 212/333-3810
      Brunswick